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Magellan Petroleum Corporation
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PRESIDENT’S MESSAGE

The Company reports strong operational results, offset by tax settlement disbursements. Going forward, significant change is expected in operations, ownership, governance, and sales.

Let me first introduce myself. I, William (Bill) Hastings, came to Magellan in December 2008 with twenty-eight years management experience in the international energy business. I saw Magellan, then and today, as an excellent platform to apply that experience toward a new, and much different, growth plan for your Company. In these tough times, Magellan has unique and favorable financial credentials. We can complement that with access to new capital and ideas “tempered by experience.” Our new team has had some past success — but, even more importantly, has developed, over time, strong knowledge of the business, good contacts in that business, and a tested view toward what works versus what doesn’t.

Our first order of business is to explain the reasons for the five-month delay in holding our Annual Meeting. While 2008 produced strong operational cash flow, there were a number of extraordinary events which required time and attention. First, my entry into the Company occurred in December 2008. We followed that with an initial, but significant, investment in your Company by Young Energy Prize S.A. (YEP). This particular transaction is subject to your affirmative vote. That investment is significantly accretive to shareholders and bolsters our strong balance sheet. Complex negotiations then started with the YEP Group and certain of our shareholders with the objective of creating positive momentum as we proceed forward. We’ve achieved that momentum. The extra 5-months was time well spent. I sincerely hope that, over time, you as shareholders will appreciate the effort made so far and gain value from consequences of that work in the future.

For the fiscal year ended June 30, 2008 results were good and included a 33% increase in gross revenues to $40.9 million. Although operating income increased to $3.3 million, results included a one-time $13.3 million ((AUS) $14.6 million) settlement of a dispute with the Australian Tax Office (ATO). The ATO settlement was the cause of the Company’s consolidated net loss of $8.9 million ($.21 per share) as compared to net income of $447,000 ($.01 per share) on revenues of $30.7 million in fiscal 2007.

Magellan began fiscal 2009 with a total of $34.6 million of cash and cash equivalents and $4.4 million of marketable securities with no long-term debt. Cash balances remain strong, but were affected, in U.S. dollar equivalent terms, by extraordinary volatility in the Australian dollar to US dollar exchange rate. The company has taken steps to retain U.S dollars in Australia in an effort to cushion the impact of currency fluctuations short of expensive hedging.

Our Mereenie contract with Gasgo Pty. Ltd (Gasgo) extends from month-to-month with current long-term “planning” nominations ending 1st April, 2010. Power and Water Corporation (“PWC”) has contracted with Eni Australia for the supply of PWC’s Northern Territory gas demand requirement for twenty five years and was initially expected to commence sales in January, 2009. Eni Australia is to supply the gas from its Blacktip field offshore of the Northern Territory. ENI Australia has encountered significant delay and operational challenges associated with the development of Blacktip — including plugging and abandoning of one “step out” well. Gasgo, the purchaser of all Mereenie gas production, has advised us that the development of the Blacktip gas field has, indeed, been delayed and has extended gas nominations into the third quarter of 2009 with planning nominations made through 1st April, 2010.

The Mereenie Producers are continuing efforts to supply PWC’s future gas demand and to augment Blacktip gas. There is a possibility that all Amadeus Basin gas deliverability could be combined with the distressed Blacktip flow to achieve efficiencies and savings for all Parties (producers and buyers) in the Darwin supply grid. There are significant unknowns with regard to Blacktip capability, efficiency, and natural gas deliverability. MPAL may, or may not, be able to contract for the sale of the remaining uncontracted reserves. Negotiations on this premise are active with ENI Australia, PWC, and with Darwin LNG Operator, Conoco Phillips.

If MPAL is unable to obtain additional contracts for its remaining gas reserves and/or if it is unsuccessful in its current exploration program, its revenues will be materially reduced beginning in 2010.

In the United Kingdom, Magellan holds interests in various exploration licenses in the Weald-Wessex Basins Magellan (40% interest), will participate in the Markwells Wood-1 exploration well in PEDL 126 and the Leigh Park-1 exploration well in PEDLs 155 and 099 of the Weald Basin of southern England. Magellan’s first well at Markwells Wood has been delayed by a U.K. court ruling (covering a field elsewhere in the Basin) which redefines royalty ownership and structure. Planning permission was received from the Hampshire County Council on March 11, 2009 to drill the Havant-1 well in the Weald Basin. No significant conditions were placed on the permission, which will allow early construction of the site.

Nockatunga generated improved results over 2007. The ten — well exploration, appraisal and development drilling campaign in the Nockatunga oil fields completed in late 2007 proved very successful. Volume in these fields increased 71% over 2007. In 2009, due to the high-cost nature of this area and the current price of oil, drilling activity will be reduced.

Looking Ahead

While Magellan faces a number of challenges going forward, it is not facing problems caused by the credit crunch and excessive debt. In fact, Magellan is challenged to move existing natural gas to market and to choose which growth idea is best. Our strong balance sheet with ample cash and no long-term debt gives us the opportunity to make high-value acquisitions of and from once high-flying, now distressed, oil and natural gas production companies.

To execute this plan, we have new, experienced management and a new, world-scale Investor with strong technical and transactional acumen. There is no shortage of opportunity and we are comfortable that additional capital is available should it be required.

One particularly exciting option for us involves the 82 TCF of discovered but undeveloped natural gas reserve base in an offshore area north and west of Darwin, NT — known as the Bonaparte Basin. Offshore reserves here are valued currently on Australian, European, and American stock exchanges at less than 20 U.S. cents per mmbtu equivalent — these are truly astonishing numbers. Creative application of development expertise and commercial relationships could build a position there; and develop key gas holdings for a still energy-short Chinese market only 3,500 miles away.

Another example is the North Sea. There, in the Norwegian sector, the Government has a program whereby up to 78% of audit-confirmed “dry hole” costs, if incurred, are reimbursed to new developers. Given the rich natural gas province there and our past connections with that area, along with the risk-reducing inducements of the Norwegian Government, high-value natural gas development projects may be achievable.

With regard to current assets and business, we will continue our active efforts to monetize MPAL’s significant remaining Amadeus Basin reserves. We have been energetically pursuing a number of possibilities in this area and remain hopeful of a positive outcome. Discussions are being held with ENI Australia, Santos, PWC, and with ConocoPhillips. Any outcome could include a longer-term “traditional” gas sales agreement, an outright property sale, a swap, and/or a purchase of another related property.

Also, and more importantly, we have embarked on a strong effort to reduce unit production cost at our fields. While this work is more tedious and difficult, we must do things more cheaply and efficiently. Again, here, we are active with our partner, Santos, to operate in a new, totally different manner.

Energy volatility will continue while we plan and execute. Where will our new investment be targeted? Which technology makes the most sense? Which outside Company has the highest value reserves? Should we drill or acquire? All of these questions are important and are being pursued. At the moment, in the midst of a unique and deep downturn, reserve acquisitions make more sense, in most cases, than drilling new wells.

Lastly, Magellan will continue toward final resolution and initial drilling of its unique onshore, U.K. position. As soon as feasible, subject to rig scheduling and availability, we will drill at least one well there. We are encouraged by the geography and geology in this area — especially with the first well site lying between two producing fields. While there is a good chance the geology will be “tight”, we remain optimistic.

In summary, we have no shortage of opportunity and have a strong balance sheet. Going forward, only time will be in short supply. We are doing our very best to increase value in the Company and remain confident that the fruits from our current hard work will be evident soon. Toward that end, at our annual meeting this year, we are asking you to approve six critically important resolutions. Please take the time to review that proxy material and submit questions if there are any with regard to our current position and strategy.

Respectfully submitted,

William H. Hastings
President, Chief Executive Officer

April 17, 2009
Portland, Maine